UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 1, 2026
Date of Report (Date of earliest event reported)

Commission File Number	Name of Registrant; State or Other Jurisdiction of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

001-41137	CONSTELLATION ENERGY CORPORATION	87-1210716
(a Pennsylvania corporation) 1310 Point Street Baltimore, Maryland 21231-3380 (833) 883-0162

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
CONSTELLATION ENERGY CORPORATION:
Common Stock, without par value	CEG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On June 1, 2026, Constellation Energy Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with the selling shareholders named in Schedule I thereto (the “Selling Shareholders”) and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC (collectively, the “Underwriters”), pursuant to which the Selling Shareholders agreed to sell to the Underwriters, and the Underwriters agreed to purchase from the Selling Shareholders, 11,000,000 shares of common stock, without par value (“Common Stock”), of the Company (such offering, the “Offering”). Under the terms of the Underwriting Agreement, the Selling Shareholders granted the Underwriters a 30-day option to purchase up to 1,350,000 additional shares of Common Stock (the “Option Shares”) from the Selling Shareholders. The Company did not sell any shares of Common Stock in the Offering and did not receive any proceeds from the sale of shares of Common Stock in the Offering.

The Underwriting Agreement also provided for the Company’s purchase from the Underwriters of 2,000,000 shares of Common Stock that were subject to the Offering at a price per share equal to the price at which the Underwriters purchased the shares from the Selling Shareholders in the Offering, for an aggregate purchase price of approximately $558.0 million (the “Share Repurchase”). The Share Repurchase was made pursuant to the Company’s existing share repurchase program. After the completion of the Share Repurchase described above, there is approximately $3.5 billion of remaining authority under the Company’s share repurchase program.

The Offering and the Share Repurchase closed on June 2, 2026.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions, and termination provisions. The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering was made pursuant to a prospectus supplement, dated June 1, 2026, and filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 2, 2026, and the base prospectus, dated January 7, 2026, filed as part of the Company’s automatic shelf registration statement (File No. 333-292608) filed with the SEC on January 7, 2026.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Ballard Spahr LLP has issued an opinion, dated June 2, 2026, regarding certain legal matters with respect to the Offering, a copy of which is filed as Exhibit 5.1 hereto.

The Selling Shareholders are subject to a lock-up, subject to certain exceptions, pursuant to the registration rights agreement, dated January 7, 2026 (the “Registration Rights Agreement”), by and among the Company and the parties thereto from time to time (including the Selling Shareholders), with respect to the transfer of the shares of Common Stock received by such Selling Shareholders in connection with the Company’s acquisition of Calpine Corporation, with one-half of such shares scheduled to be released from the lock-up on June 30, 2026, and the remaining one-half of such shares scheduled to be released from the lock-up on June 30, 2027. In connection with the Offering, the Company has waived the lock-up under the Registration Rights Agreement solely with respect to the shares subject to the Offering (including any Option Shares).

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations, or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated June 1, 2026, among Constellation Energy Corporation, the selling shareholders named in Schedule I thereto and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY CORPORATION

/s/ Shane P. Smith
Shane P. Smith
Executive Vice President and Chief Financial Officer

June 2, 2026